UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form N-8A

NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the SEC that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act 1940 and in connection with notification of registration submits the following information:

Name:  Alpha Hedge Fund, Inc.

Address of Principal Business Office:
2820 Hanover,  Dallas, Texas  75225

Telephone Number:  214-691-6460

Name and Address of agent for service of process:
Laura S. Adams     2820 Hanover     Dallas, Texas 75225

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of
Form N-8A:   YES

Signatures:

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Dallas and state of Texas on the 1st day of May, 2004.



        (SEAL)





Alpha Hedge Fund, Inc.

By:  /s/ Laura S. Adams, President
-----------------------------------
Laura S. Adams